EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45770) pertaining to the 1998 Stock Incentive Plan of CoStar Group, Inc. of our reports dated February 15, 2006 with respect to the consolidated financial statements of CoStar Group, Inc., CoStar Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CoStar Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
Ernst & Young LLP
McLean, Virginia
February 15, 2006